Exhibit 10.7

RESTRICTED CASH AGREEMENT

This Restricted Cash Agreement (the “Agreement”) is made and entered into effective as of July 31, 2013 (the “Effective Date”), by and between Ajay Kumar (“Kumar”) and Monoprice, Inc. (together with its successors and assigns, “Company”).

RECITALS

A. Blucora, Inc., a Delaware corporation (“Purchaser”), Company, and the stockholders of Company have entered into a Stock Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), setting forth certain terms and conditions under which Purchaser has agreed to purchase all of the issued and outstanding capital stock of Company.

B. Kumar and Company have entered into a bonus agreement dated as of July 24, 2013 (the “Bonus Agreement”) pursuant to which Company has agreed to pay Kumar a lump-sum cash bonus payment (the “Bonus”) upon the Closing, subject to the terms and conditions of the Bonus Agreement.

C. Company and Kumar agree that an amount equal to Two Million Dollars ($2,000,000) of the Bonus that would otherwise be payable to Kumar upon the Closing (the “Restricted Cash Amount”) will not be transferred or otherwise made available to Kumar upon the Closing, but rather will be administered and distributed by Company (or such person designated by Company) in accordance with the terms and conditions of this Agreement.

In consideration of the foregoing recitals, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kumar and Company agree as follows:

1.	Definitions.

For purposes of this Agreement, the following terms have the following meanings:

(a) “Cause” means the occurrence of one or more of the following events: (i) willful and repeated failure or refusal to carry out the lawful directions and policies of Purchaser or the Board of Directors of Company or Purchaser which are consistent with Kumar’s position with Company; (ii) conviction of Kumar of a violation of state or federal criminal law involving the commission of a crime against Purchaser or a felony; (iii) (A) current use by Kumar of illegal substances, or (B) deception, fraud, misrepresentation or dishonesty by Kumar, in any such case described in clauses (A) and/or (B), which substantially impairs Company’s or Purchaser’s business, goodwill or reputation; or (iv) any material violation of the confidentiality, non-competition and/or non-solicitation provision to which Kumar is bound. Notwithstanding the foregoing or anything herein to the contrary, in the case of clauses (i) and (iv) of this definition, such events shall not constitute “Cause” if capable of being cured and cured by Kumar within twenty (20) calendar days after Kumar’s receipt of written notice from Purchaser (which Purchaser shall provide) specifying in reasonable detail the facts supporting Purchaser’s determination of Cause and the actions reasonably required from Kumar to cure such events.

Notwithstanding anything to the contrary in this Agreement, this definition of “Cause” will be superseded and replaced in its entirety with the definition of “Cause” under the Employment Agreement as of the first day that such Employment Agreement becomes effective.

(b) “Closing” has the meaning assigned to such term in the Purchase Agreement.

(c) “Closing Date” has the meaning assigned to such term in the Purchase Agreement.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Disability” means Kumar’s inability, due to a medically determinable physical or mental impairment, to perform the essential functions of Kumar’s position with Company or Purchaser, with or without reasonable accommodation, for a continuous period of 90 days or for 120 days within any 12-month period.

(f) “Employment Agreement” means any Employment Agreement entered into as of the Closing Date or thereafter between Kumar, Company, and Purchaser.

(g) “Good Reason” means the occurrence of any of the following without Kumar’s express prior written consent: (i) a material reduction of or to Kumar’s authority, duties, or responsibilities (as in effect immediately following the Closing Date); (ii) a material reduction by Company of Kumar’s base salary (as in effect immediately following the Closing Date); (iii) the requirement that Kumar relocate his primary work location more than 25 miles from Rancho Cucamonga, California or from any work location to which Company transfers Kumar during the course of his employment and to which such transfer Kumar has agreed in writing; or (iv) a material breach of this Agreement or the Employment Agreement by Company and/or Purchaser.

Notwithstanding the foregoing, termination of employment by Kumar will not be for Good Reason unless (x) Kumar delivers written notice to Company (the “Good Reason Notice”) of the existence of the condition which Kumar believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (y) Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Good Reason Cure Period”), and (z) Kumar actually terminates employment within thirty (30) days after the expiration of the Good Reason Cure Period.

(h) “Installment” has the meaning set forth in Section 2(a).

(i) “Restricted Cash Amount” has the meaning set forth in the Recitals.

(j) “Section 409A” means Section 409A of the Code and the Treasury Regulations and official guidance issued in respect of Section 409A of the Code.

2.	Restricted Cash Amount; Interest Payments.

(a) Restricted Cash Amount. Except as otherwise provided in Section 3(a) and subject to Section 5(e), Company will pay or cause the Restricted Cash Amount to be paid to Kumar in the following installments (each, an “Installment”) and within twenty (20) days following the vesting date set forth opposite the applicable Installment (each, a “Vesting Date”), provided that Kumar remains continuously employed with Company through the applicable Vesting Date:

Amount of Installment	Vesting Date
$666,666	12-month Anniversary of the Closing Date
$666,667	18-month Anniversary of the Closing Date
$666,667	24-month Anniversary of the Closing Date

(b) Interest Payments. Except as otherwise provided in Section 3(a) and subject to Section 5(e), contemporaneously with the payment of each Installment, Company will pay or cause to be paid to Kumar a cash bonus (an “Interest Payment”) in an amount equal to the accrued interest on the unpaid Restricted Cash Amount (as determined from the Closing Date to the applicable Vesting Date) at a rate of 4% simple interest per annum, provided that Kumar remains continuously employed with Company through the applicable Vesting Date. For the avoidance of any doubt, the “Vesting Date” for each such Interest Payment shall be the Vesting Date for the Installment payable to Kumar on the same date as the applicable Interest Payment.

3.	Termination of Employment.

(a) Termination by Company without Cause or by Kumar for Good Reason, Termination due to death or Disability. If, within 24 months following the Closing Date, Kumar’s employment with Company is terminated by Company without Cause, Kumar terminates employment with Company for Good Reason or Kumar’s employment terminates due to Kumar’s death or Disability, within twenty (20) days following such termination, Kumar shall receive a lump sum payment equal to any Installments and Interest Payments that remain unpaid on the date of such termination. For purposes of Section 2, the date of termination of Kumar’s employment under this Section 3(a) will be treated as the Vesting Date.

(b) Effect of Termination of Employment for Any Other Reason. If Kumar’s employment with Company terminates for any reason other than a reason described in Section 3(a), any unvested Installments and Interest Payments for which a Vesting Date has not occurred will be forfeited as of the date of such termination of employment. Notwithstanding the foregoing, if such termination occurs after a Vesting Date, but before the payment date specified in Section 2 for that Vesting Date, Kumar shall not forfeit the Installment or Interest Payment attributable to such Vesting Date.

4.	Section 409A.

(a) The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), taking into account Treasury Regulation Section 1.409A-3(i)(5)(iv)(B), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

(b) Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i) if Kumar is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment that is considered a “deferral of compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the date that is six (6) months and one day after the date of such “separation from service” of Kumar and (B) the date of Kumar’s death (the “Delay Period”), to the extent required under Section 409A. Within ten (10) business days following the expiration of the Delay Period, all payments delayed pursuant to this Section 4(b)(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Kumar in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for those payments in this Agreement;

(ii) for purposes of Section 409A, (A) Kumar’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments and (B) the Installments and Interest Payments will be treated as separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of Company; and

(iii) to the extent required for purposes of compliance with Section 409A, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding any provision of this Agreement to the contrary, (i) in no event will Purchaser, Company or any of their affiliates be liable for any additional tax, interest, or penalty that may be imposed on Kumar by Section 409A or damages for failing to comply with Section 409A and (ii) Kumar acknowledges and agrees that Kumar will not have any claim or right of action against Company, Purchaser or any of their affiliates, employees, officers, directors or agents in the event it is determined that any payment or benefit provided hereunder does not comply with Section 409A.

5.	Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Kumar and by an authorized officer of Company (other than Kumar). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. In the event of any conflict between the provisions of the Bonus Agreement and this Agreement, the provisions of this Agreement shall prevail. The Bonus Agreement, except as expressly modified by this Agreement, shall remain in full force and effect.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of California without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, employment and other taxes.

(f) Assignment. Company may assign its rights under this Agreement to any successor to all or substantially all of the business or the assets of Company or to an affiliate (as defined under the Securities Exchange Act of 1934) and an affiliate may assign its rights under this Agreement to another affiliate of Company or to Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Kumar. The rights of Kumar under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void, provided that Kumar’s right to receive payments hereunder may be transferred by will or the laws of descent and distribution.

(g) Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Kumar, mailed notices shall be addressed to Kumar at the most recent home address for Kumar indicated in Company’s personnel records. In the case of Company, mailed notices shall be addressed to in care of Company to Purchaser at its corporate headquarters and directed to the attention of Purchaser’s General Counsel.

(h) Key Man Life Insurance. Company may apply for and procure as owner and for its own benefit, life insurance on Kumar, in such amounts sufficient to secure its obligations under this Agreement. Kumar shall, at the request of Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom Company has applied for such insurance (and shall otherwise cooperate with Company to facilitate the issuance of such life insurance).

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	MONOPRICE, INC.

/s/ Sung Chung
By: Sung Chung
Title: Financial Controller

KUMAR:	/s/ Ajay Kumar
Ajay Kumar
Acknowledged and agreed by
/s/ Jong Suk Lee	/s/ Seok Jin Hong
Jong Suk Lee	Seok Jin Hong